Exhibit 99.1

August 31, 2018

V Beverages Ltd.

32 Curzon Street,

London,

United Kingdom

W1J 7WS

Re: Letter of Intent

Dear Sirs,

This letter outlines certain basic, key business points of the proposed business transaction between V Beverages Ltd. (the Seller) and Momentous Holdings Corp. (the Purchaser), pursuant to which Seller will sell to Purchaser and Purchaser will purchase from Seller the business described herein.

Seller:	V Beverages Ltd.

Purchaser:	Momentous Holdings Corp.

Business:	V Beverages Ltd.

Assets:	a) Trademark of brand of products.
b) Equipment for the distillation and production of alcoholic beverages.
c) Management team.
d) Client base and contacts.
e) All other undisclosed assets of V Beverages Ltd. and any subsidiary.

Purchase price:	2,250,000 shares of the Purchaser

Closing:	Closing shall be at such time as agreed to by the parties hereto, but in no event more than thirty (30) days after this LOI is executed.

Commission:	Purchaser and Seller agree that no commissions are due on this sale.

Representations:	The Seller represents and warrants that the Business is free and clear of any liens, charges, encumbrances or rights of others which will not be satisfied out of the sales proceeds. If the representations of the Seller are untrue upon the Closing Date, the Purchaser may terminate any future agreement without penalty and any deposits must be refunded.

Sincerely,

By: /s/ James Horan	By: /s/ Andrew Eddy
James Horan - Momentous Holdings Corp.	Director - V Beverages Ltd.